Exhibit 99.1

SONOSITE, INC.

NON-PLAN STOCK OPTION AGREEMENT (NONSTATUTORY)

(With Change of Control Provision)

THIS NON-PLAN STOCK OPTION AGREEMENT (the “Agreement”), dated %%OPTION_DATE%-% (“Grant Date”) between SonoSite, Inc., a Washington corporation (the “Company”), and %% FIRST_NAME%-% LAST_NAME%-% (“Optionee”), is entered into as follows:

WITNESSETH:

WHEREAS, the Optionee is a new Employee who either (i) has not previously served as an Employee or Director of the Company, or (ii) has entered into a new employment relationship with the Company following a bona fide period of non-employment;

WHEREAS, the Compensation Committee of the Board of Directors of the Company or a majority of the Company’s Independent Directors has determined that Optionee shall be granted an option under this Agreement as an inducement material to the Optionee’s entering into employment with the Company; and

The parties hereby agree that the Company grants, effective as of the Grant Date, Optionee an option (this “Option”) to purchase %%TOTAL_SHARES_GRANTED%-% shares of its $0.01 par value Common Stock (the “Shares”) outside of any shareholder-approved equity plan maintained by the Company upon the terms and conditions set forth in this Agreement.  Capitalized terms are defined in Section 25 of this Agreement.

1. Purpose of Award.  The purpose of this Award is to provide an inducement material to the Optionee entering into employment with the Company.  This Award is intended to encourage ownership in the Company by an individual whose long-term employment or other service relationship with the Company is considered essential to the Company’s continued progress and, thereby, encourage the recipient to act in the shareholders’ interest and share in the Company’s success.  This Award is intended to be exempt from the shareholder approval requirements pursuant to the “inducement grant exception” provided by Rule 5635(c)(4) of the Nasdaq Listing Rules.

2. Administration of Award.

(a) Procedures; Administrative Bodies.  This Agreement shall be administered by the Board, a Committee and/or their delegates.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), this Award shall be granted by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.  In order to comply with any applicable Nasdaq or other stock exchange listing requirements, this Award is granted by the Compensation Committee of the Board or a majority of the Company’s Independent Directors and will be administered in a manner that complies with such requirements.  Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of this Award. Such delegation may be revoked at any time.

(b) Powers of the Administrator.  Subject to the provisions of this Award and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

(i) To determine the terms and conditions of this Award, including but are not limited to, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, and any restriction or limitation regarding any Shares relating hereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time this Award is granted or thereafter;

(ii) To determine whether and to what extent the vesting of this Award shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of this Option shall be tolled during any leave that is not a leave required to be provided to the Optionee under Applicable Law.  In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon the Optionee’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Optionee continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(iii) To correct administrative errors;

(iv) To construe and interpret the terms of this Award and Agreement;

(v) To adopt rules and procedures relating to the operation and administration of this Award to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt addenda to this Agreement as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(vi) To prescribe, amend and rescind rules and regulations relating to this Award, including rules and regulations relating to addenda to this Agreement;

(vii) To modify or amend this Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 3 below and, except as set forth in that Section, may not impair this Award unless agreed to in writing by the Optionee;

(viii) To allow the Optionee to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by the Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(ix) To authorize any person to execute on behalf of the Company any instrument required to effect the grant of this Award;

(x) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Optionee or other subsequent transfers by the Optionee of any Shares issued as a result of or under this Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xi) To provide, either at the time this Award is granted or by subsequent action, that this Award shall contain as a term thereof, a right, either in tandem with the other rights under this Award, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of this Award; and

(xii) To make all other determinations deemed necessary or advisable for administering this Award.

(c) Effect of Administrator’s Decision.  All decisions, determinations and interpretations by the Administrator regarding this Award, any rules and regulations under this Award and the terms and conditions of this Award, shall be final and binding on the Optionee and on all other persons. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

3. Amendment and Termination of Award.

(a) Amendment and Termination.  The Administrator may amend, alter or discontinue this Award, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company, no such amendment shall be made that would:

(i) Materially increase the maximum number of Shares subject to this Award, other than an increase pursuant to Section 24 below; or

(ii) Result in a repricing of this Option by (x) reducing the exercise price of this Option, or (y) canceling this Option and re-granting to the Optionee a new option with a lower exercise price, in either case other than in connection with a change in the Company’s capitalization pursuant to Section 24 below.

(b) Effect of Amendment or Termination.  No amendment, suspension or termination of this Award shall impair the rights of the Optionee, unless mutually agreed otherwise between the Optionee, as applicable, and the Administrator, which agreement must be in writing and signed by the Optionee, as applicable, and the Company; provided further that the Administrator may amend this Award in order to conform it to the Administrator’s intent (in its sole discretion) that it not be subject to Code Section 409A(a)(1)(B).

(c) Effect of this Award on Other Arrangements.  The value of this Award will not be included as compensation, earnings, salaries or other similar terms used when calculating the Optionee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.

4. Exercise Price. The exercise price applicable to this Option (meaning, the price Optionee must pay in order to purchase any Shares hereunder) shall be %%OPTION_PRICE%-% per Share.

5. Vesting and Exercise of Option. Subject to Optionee’s not experiencing a Termination of Employment during the following vesting term, Optionee shall vest and earn the right to exercise this Option on the following schedule:  25% each annual anniversary from date of grant, 100% vested on fourth annual anniversary date from date of grant.  Additional vesting may apply under circumstances specified in Section 6 below.

6. Change in Control. Notwithstanding any contrary vesting period or other limitation or restriction in this Agreement, in the event of a Change in Control, this Option shall become fully vested and exercisable, effective as of immediately prior to and contingent upon consummation of the Change of Control, and shall remain exercisable thereafter for the period specified in the definitive agreement relating to the Change of Control, or if not so specified in such agreement then until the Expiration Date (without regard to any earlier termination otherwise specified in Section 9 below).

7. Expiration. This Option will expire seven (7) years from the Grant Date, unless sooner terminated or canceled in accordance with the provisions of this Agreement. This means that (subject to the continuing service requirement set forth in Section 5 above and subject to earlier termination upon certain other events as set forth in this Agreement) this Option must be exercised, if at all, on or before %%EXPIRE_DATE_PERIOD1%-% (the “Expiration Date”). If this Option is scheduled to expire on a stock exchange holiday or weekend day, this Option will expire on the last trading day prior to the holiday or weekend.  Optionee shall be solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company shall have no obligation to notify Optionee of this Option’s expiration.

8. Exercise Mechanics. This Option may be exercised by delivering to the Stock Plan Administrator at its head office a written or electronic notice stating the number of Shares as to which the Option is exercised or by any other method the Committee has approved.  The notice must be accompanied by the payment of the full Option exercise price of such Shares.  Exercise shall not be deemed to have occurred unless and until Optionee has delivered to the Company (or its authorized representative) an approved notice of exercise, full exercise price for the Shares being exercised and payment of any applicable withholding taxes in accordance with Sections 14 and 23 below.  Payment of the Option exercise price may be in cash (including check or wire transfer), through an approved cashless-brokered exercise program, with shares of the Company’s Common Stock or a combination thereof to the extent permissible under Applicable Law; provided, however, that any permitted method of payment shall be in strict compliance with all procedural rules established by the Committee.

9. Termination of Employment. All rights of Optionee in this Option, to the extent that it has not previously become vested and been exercised, shall terminate upon Optionee’s Termination of Employment except as set forth in this Section 9.  The portion of the Option that relates to any Shares that were unvested and unexercisable as of the date of Optionee’s Termination of Employment shall terminate and expire effective immediately upon such date.  With respect to the vested and exercisable portion of the Option, and subject to the next following sentence:

(a) In the event of Termination of Employment other than as a result of Optionee’s death or disability, Optionee shall have 90 days to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment; provided that if during any part of such 90 day period, the Option is not exercisable because the issuance of the Shares would violate the registration requirements under the Securities Act, the Option shall not expire until the Option shall have been exercisable for an aggregate of 90 days after the date of Termination of Employment; provided further that if during any part of such 90 day period, the Shares issued upon exercise of the Option may not be sold because Optionee has material nonpublic information regarding the Company or is otherwise subject to a trading blackout period under the Company’s Policy Regarding Special Trading Procedures, the Option shall not expire until Optionee shall have had an aggregate of 90 days after the date of Termination of Employment during which Optionee can sell the Shares without being subject to such restrictions arising under insider trading laws or Company policy; and provided further that notwithstanding the foregoing, in no event may this Option be exercised more than one year after the date of Termination of Employment; and

(b) In the event of Termination of Employment as a result of Optionee’s death or disability (including a Total and Permanent Disability), Optionee shall have one year to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment.

Notwithstanding the above, in no event may an Option be exercised, even as to vested and otherwise exercisable Shares, after the Expiration Date set forth in Section 7 above.

10. Transferability.

(a) This Option generally is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and is exercisable only by Optionee during Optionee’s lifetime; provided however that this Option may be transferred by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to Immediate Family Members of the Optionee.

(b) The Optionee may file a written designation of a beneficiary who is to receive the Optionee’s rights pursuant to this Award.  To the extent that the Optionee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Optionee to the extent enforceable under Applicable Law.

(c) Such designation of beneficiary may be changed by the Optionee at any time by written notice. In the event of the death of the Optionee and in the absence of a beneficiary validly designated hereunder who is living at the time of the Optionee’s death, the Company shall allow the executor or administrator of the estate of the Optionee to exercise this Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Optionee to exercise this Award to the extent permissible under Applicable Law or the Company, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. No Right to Employment. The grant of this Award shall not be construed as giving the Optionee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss the Optionee at any time without liability or any claim, except as provided herein.

12. Legal Compliance.  Shares shall not be issued pursuant to this Award unless the exercise of the Option and the issuance and delivery of Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

13. Reservation of Shares. The Company, during the term of this Award, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Award.

14. Tax Matters. Regardless of any action the Company or Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Optionee’s responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Option to reduce or eliminate Optionee’s liability for Tax-Related Items. Prior to the exercise of this Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Shares that Optionee acquires to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.  In addition, Optionee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee’s receipt of this Award or Optionee’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items.  Although Optionee is being provided in this Award prospectus a description of certain tax consequences of transactions related to the Option, Optionee remains responsible for all such tax consequences and the Company shall not be deemed to provide any individual tax advice with respect thereto.

15. Optionee Consents. By accepting the grant of this Option, Optionee acknowledges and agrees that:

(a) The grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if options have been granted repeatedly in the past;

(b) All decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(c) Optionee’s receipt of this Award shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate Optionee’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

(d) Optionee is participating voluntarily in this Award;

(e) This Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of Optionee’s employment contract, if any; and this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

(f) In the event that Optionee is not an employee of the Company, this Option grant will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this Option grant will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company;

(g) The future value of the underlying Shares is unknown, may increase or decrease in the future, and cannot be predicted with certainty;

(h) In consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from termination of Optionee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Optionee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and

(i) Notwithstanding any terms or conditions of this Agreement to the contrary, in the event of involuntary termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to vest in this Award, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Optionee’s right to exercise this Option after termination of employment, if any, will be measured by the date of termination of Optionee’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of this Option.

16. Data Transfer. Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing this Award.  Optionee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Optionee’s favor for the purpose of implementing, managing and administering this Award (“Data”).  Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of this Award, that these recipients may be located in Optionee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than Optionee’s country.  Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative.  Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in this Award, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon the exercise of this Option.  Optionee understands that Data will be held only as long as is necessary to implement, administer and manage this Award.  Optionee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. For more information on the consequences of refusing to consent or withdrawing consent, Optionee may contact the Stock Plan Administrator at the Company.

17. Copies of Award Materials. Optionee agrees to receive copies of the Agreement prospectus and other Agreement information, including information prepared to comply with laws outside the United States, from E*Trade Financial Website referenced above and shareholder information, including copies of any annual report, proxy statement and Form 10-K, from the investors section of the Company’s website at http://www.sonosite.com.  Optionee acknowledges that copies of this Agreement, the Agreement prospectus, and shareholder information are available upon written or telephonic request to the Stock Plan Administrator.  If Optionee has received this or any other document related to this Award translated into a language other than English and if the translated version is different than the English version, the English version will control.

18. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in its entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee.

19. Notice.  Any written notice to the Company required by any provisions of this Award shall be addressed to the Secretary of the Company and shall be effective when received.

20. Governing Law; Interpretation of Award.

(a) This Award and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Washington.

(b) In the event that any provision of this Award is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of this Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The section headings used in this Agreement are solely for convenience of reference, do not constitute a part of the Agreement, and shall not shall affect its meaning, construction or effect.

(d) The terms of the Agreement and this Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e) All questions arising under the Agreement or under this Award shall be decided by the Administrator in its total and absolute discretion. In the event the Optionee believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Optionee may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Optionee shall as a condition to the receipt of this Award be deemed to explicitly waive any right to judicial review.

(f) Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected from amongst those members of the Board who are neither Administrators nor Employees. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Washington. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

21. Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to the Optionee or any other persons as to:

(a) The Non-Issuance of Shares.  The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax Consequences.  Any tax consequence realized by the Optionee, Employee, or other person due to the receipt, exercise or settlement of the Option.

22. Unfunded Award.  This Award shall be unfunded. Although bookkeeping accounts may be established with respect to this Award, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by this Award, nor shall this Award be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under this Award.  Any liability of the Company to the Optionee with respect to this Option shall be based solely upon any contractual obligations which may be created by this Option; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Award.

23. Tax Matters.

(a) Tax Withholding Obligation.  As a condition of the grant, issuance, vesting, exercise or settlement of this Award, the Optionee shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, issuance, vesting, exercise or settlement of this Award.  The Company shall not be required to issue any Shares under this Award until such obligations are satisfied.

(b) Compliance with Section 409A.  Notwithstanding anything to the contrary contained herein, to the extent that the Administrator determines that this Award is subject to Code Section 409A, this Agreement shall incorporate the terms and conditions necessary for this Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under Applicable Law (and unless otherwise stated in the applicable Award Agreement), this Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”).  Notwithstanding anything to the contrary in this Award, to the extent that this Award constitutes “deferred compensation” under Section 409A and the Guidance and the Optionee is a “specified employee” (also as defined thereunder), no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A and the Guidance) or, if earlier, the date of the Participant’s death following such separation of service date.

(c) Deferral of Award Benefits.  The Administrator may in its discretion, from time to time and pursuant to such terms and conditions as it deems appropriate, permit compensation related to Awards granted hereunder to be deferred.

24. Adjustments upon Changes in Capitalization.

(a) Subject to any required action by the shareholders of the Company, (i) the number and kind of Shares covered by this Award, and (ii) the price per Share subject to this Award, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to this Award.

(b) In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify the Optionee as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised or the Shares subject thereto issued to the Optionee and unless otherwise determined by the Administrator, this Award will terminate immediately prior to the consummation of such proposed transaction.

(c) In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, this Award; (ii) accelerate the vesting and terminate any restrictions subject to this Award; and/or (iii) provide for termination of this Award as a result of the Change of Control on such terms and conditions as it deems appropriate, including provide for the cancellation of this Award for a cash payment to the Optionee.

25. Definitions.  For purposes of this Agreement, the following definitions shall apply.

(a) “Administrator” means the Board, any Committees or such delegates as shall be administering this Agreement in accordance with the terms hereof.

(b) “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c) “Applicable Laws” means the requirements relating to the administration of stock option and stock award plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, if subject to the laws of any foreign jurisdiction, the laws of such jurisdiction.

(d) “Award” means this Option.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means any of the following:

(i) Any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

(ii) The sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

(iii) The acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act),

(iv) The dissolution or liquidation of the Company,

(v) A contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided however that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new Director shall be considered as an Incumbent Director, or

(vi) Any other event specified by the Board or a Committee, regardless of whether at the time this Award is granted or thereafter.

(g) “Code” means the United States Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Compensation Committee of the Board or a committee of Directors appointed by the Board in accordance with the terms hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means SonoSite, Inc., a Washington corporation, or its successor.

(k) “Consultant” means any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

(l) “Director” means a member of the Board.

(m) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Director. The Administrator shall determine whether or not the chairman of the Board qualifies as an Employee. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon this Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Optionee’s status from an employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

(n) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of a share of Common Stock or other property as determined by the Administrator, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Common Stock is listed on a national or regional securities exchange or market system, including without limitation the Nasdaq Global Market, the Fair Market Value of a share of Common Stock shall be the closing price on such date of a share of Common Stock (or the mean of the closing bid and asked prices of a share of Common Stock if the stock is so quoted instead) as quoted on such exchange or market system constituting the primary market for the Common Stock, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.  If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion; or

(ii) If, on such date, the Common Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Common Stock shall be as determined by the Administrator in good faith using a reasonable application of a reasonable valuation method without regard to any restriction other than a restriction which, by its terms, will never lapse.

(p) “Grant Date” means the date upon which this Award is granted to the Optionee pursuant to this Agreement.

(q) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.

(r) “Independent Director” means a Director who is an “independent director” within the meaning of Nasdaq Listing Rule 5605.

(s) “Nasdaq” means the Nasdaq Stock Market.

(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Optionee” means the individual who has been granted this Option.

(v) “Share” means a share of the Common Stock, as adjusted in accordance with Section 24 above.

(w) “Subsidiary”  means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(x) “Termination of Employment” shall mean ceasing to be an Employee, Consultant or Director, as determined in the sole discretion of the Administrator. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(y) “Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.